Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form F-3 (File Nos. 333-287226, 333-289429, 333-286198, 333-286202, 333-251990, 333-264714, 333-276880, 333-293286, and 333-294414) and Registration Statements on Form S-8 (File Nos. 333-258543 and 333-291732) of our report dated May 7, 2026, relating to the consolidated financial statements of Fusion Fuel Green PLC as of and for the years ended December 31, 2025 and 2024.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statements on Form F-3 (Nos. 333-287226, 333-289429, 333-286198, 333-286202, 333-251990, 333-264714, 333-276880, 333-293286, and 333-294414) of Fusion Fuel Green PLC.

/s/ Bush & Associates CPA LLC

Henderson, Nevada

May 7, 2026